Exhibit 10.1

September 6, 2018

Gary C. Hanna

By Hand Delivery

Dear Gary:

On behalf of Rosehill Operating Company, LLC, a Delaware limited liability company (the “Company”), I am pleased to provide you with this letter memorializing the terms of your employment with the Company to serve as interim President and Chief Executive Officer of the Company and of Rosehill Resources Inc., a Delaware corporation and parent of the Company (“Parent”), effective as of September 4, 2018.

During the period that you serve as the interim President and Chief Executive Officer of the Company and Parent (the “Term”), as compensation for all services provided by you, you will be paid a salary at the rate of $137,500 per complete calendar month, less applicable taxes and other withholdings, in accordance with the Company’s payroll practices in effect from time to time. In addition, you will receive a one-time restricted stock award with a grant date value equal to approximately $337,500 under the Amended and Restated Rosehill Resources Inc. Long-Term Incentive Plan, subject to the terms and conditions determined by the Board of Directors of Parent (or a committee thereof). You will also be eligible to participate in those benefit plans and programs that the Company makes available to its similarly situated employees from time to time, subject to the terms and conditions of the applicable plans and programs as in effect from time to time. During the Term, you will not be eligible to receive any additional compensation for your service as a member of the Board of Directors of Parent; provided, however, that the outstanding shares of restricted stock granted to you on May 11, 2018 shall remain outstanding and eligible to vest pursuant to the terms and conditions set forth in the Restricted Stock Grant Notice and Agreement evidencing such award.

Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company or Parent for any particular period of time, and either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

Gary, we appreciate your willingness to assume these roles and we look forward to your contributions to the Company and Parent. To acknowledge the terms of your employment memorialized in this letter, please sign below.

Sincerely,

ROSEHILL OPERATING COMPANY, LLC

/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Gary C. Hanna
Gary C. Hanna